Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 5 to Registration Statement No. 333-146824 of Patrick Industries, Inc. on Form S-3 of our report dated April 23, 2007 (May 18, 2007 as to Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement of 2005 and 2004 financial statements), related to the consolidated financial statements of Adorn Holdings, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in the Current Report on Form 8-K/A of Patrick Industries, Inc., dated July 5, 2007, which is part of this Registration Statement and to the reference to us under the heading “Experts” in the Prospectus.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

May 29, 2008